Exhibit 99.1

Aratana Therapeutics Reports Third Quarter 2013 Financial Results

Conference Call tomorrow Thursday, November 14, 2013, at 8 a.m. Eastern Time

KANSAS CITY, Kan. and BOSTON, Mass. November 13, 2013—Aratana Therapeutics, Inc. (NASDAQ: PETX) today announced its third quarter 2013 financial results and recapped its development activities.

“This has been a very productive quarter for Aratana,” said Dr. Steven St. Peter, President and CEO of Aratana Therapeutics. “We have continued to move forward in establishing ourselves as the premier pet therapeutics company.”

The quarter was highlighted by the signing of two option agreements, and the continued progress of the company’s development programs. In mid-October, Aratana acquired Vet Therapeutics, a San Diego-based biologics company whose first products are being developed as treatments for lymphoma in dogs and cats, one of the most prevalent cancers in our pets.

Development Programs and Upcoming Milestones

•	AT-001 Dog: Topline results from dose-ranging field study expected in the second half of November 2013; continue to anticipate U.S. approval in 2016

•	AT-001 Cat: Pursuing a chronic pain claim

•	AT-002 Dog: Agreement on pivotal study design reached with Center for Veterinary Medicine (CVM); pivotal field study effectiveness protocol submitted to CVM for review; expect to initiate pivotal study in late 2013; continue to anticipate U.S. approval in 2016

•	AT-002 Cat: Selected three week treatment term and weight gain and/or control claim for further proof of concept work; final formulation selected; expect results 1H 2014

•	AT-003 Dog: Continued dose-ranging study in laboratory dogs; anticipate discussions with the CVM on development program in late 2013; continue to anticipate U.S. approval in 2016

•	AT-003 Cat: Initiated dose-ranging study in laboratory cats

•	Option Programs: Evaluation of each of the three programs continues; opt-in/opt-out decisions anticipated in 2014

•	B-cell Lymphoma Dog: Completed submission to the USDA for full license; full license anticipated in next twelve-to-eighteen months

•	T-cell Lymphoma Dog: Initial data has been submitted to USDA; anticipate conditional license in 2014; continue to enroll the full field trial in 2014; full license anticipated in 2015

Financing Update

In October 2013, Aratana acquired Vet Therapeutics, Inc. for $30 million in upfront cash, 625,000 shares of stock ($10 million) and a promissory note for $3 million, and contingent consideration of up to $5 million in cash. Aratana also sold 1,234,375 shares in a private placement to institutional investors for an aggregate purchase price of $19.75 million, and increased the size of our term loan facility with Square 1 Bank from $5 million to $15 million.

Financial Results

Aratana had no revenue for the quarter and nine months ended September 30, 2013 and no revenue for the quarter and nine months ended September 30, 2012.

Research and development expenses totaled $3.2 million for the three months ended September 30, 2013 and $7.8 million for the nine months ended September 30, 2013. This compares to $1.7 million for the three months ended September 30, 2012 and $5.3 million for the nine months ended September 30, 2012. The increase in research and development expenses for the three and nine month periods of 2013 compared to the comparable periods in 2012 is due primarily to the continuing development of our six programs, increases in staffing and the costs associated with its three option agreements.

General and administrative expenses totaled $1.4 million for the three months ended September 30, 2013 and $3.9 million for the nine months ended September 30, 2013. This compares to $1.1 million for the three months ended September 30, 2012, and $2.2 million for the nine months ended September 30, 2012. The increases are associated primarily with increases in staffing, one-time costs associated with the IPO and the ongoing costs associated with becoming a public company.

For the quarter ended September 30, 2013, Aratana reported a net loss of $4.7 million, or $(0.22) per share, compared with a net loss of $3.2 million, or $(9.64) per share for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, Aratana reported a net loss of $11.4 million, or $(1.50) per share, compared with a net loss of $8.9 million, or $(28.79) per share for the nine months ended September 30, 2012.

As of September 30, 2013, Aratana had a total of approximately $52.3 million in cash, cash equivalents and marketable securities.

2013 Financial Guidance

Aratana affirms prior guidance that we will end the year with $45 million-$50 million in cash and cash equivalents, which the company expects to be sufficient to fund operations to the end of 2015.

Conference Call and Webcast

Date:	Thursday, November 14, 2013
Time:	8:00 a.m. Eastern Time

Conference call numbers:

Domestic/Canada:	(877) 870-4263
International:	(412) 317-0790

Webcast: via the Investor Relations section of the Company’s website at aratana.investorroom.com

A replay of the conference call and webcast will be available beginning approximately two hours after the completion of the call through February 10, 2014. Access numbers for this replay are (877) 344-7529 (U.S./Canada) and (412) 317-0088 (international); conference ID: 10036572.

About Aratana Therapeutics

Aratana Therapeutics is a biopharmaceutical company focused on the licensing, development and commercialization of innovative medications for pets, or pet therapeutics. Aratana believes that it can leverage the investment in the human biopharmaceutical industry to bring therapeutics to pets in a capital and time efficient manner. Aratana’s strategy is to in-license proprietary compounds from human biopharmaceutical companies and to develop these product candidates into therapeutics specifically for use in pets. Aratana believes the development and commercialization of these therapeutics will permit veterinarians and pet owners to manage pets’ medical needs safely and effectively, resulting in longer and improved quality of life for pets. For more information, please visit www.aratana.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the expansion of our commercial infrastructure; expectations regarding development programs, trials, studies, and approval; expectations regarding cash and cash equivalent balances; statement regarding the sufficiency of cash and cash equivalents; expectations regarding in-license initiatives; and expectations regarding the Company’s plans and opportunities.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; our lack of commercial sales; our failure to obtain any necessary additional financing; our substantial dependence on the success of our current compounds, AT-001, AT-002 and AT-003, which are still in development; our inability to identify, license, develop and commercialize additional product candidates; our inability to obtain regulatory approval for our existing or future product candidates; the lack of commercial success of our current or future product candidates; uncertainties regarding the outcomes of studies regarding our products; effects of competition; our failure to attract and keep senior management and key scientific personnel; our complete reliance on third-party manufacturers and third parties to conduct all our target animal studies and certain other development efforts; our lack of a sales organization; our significant costs of operating as a public company; our lack of effective internal control over financial reporting; changes in distribution channels for pet therapeutics; consolidation of our customers; impacts of generic products; unanticipated safety or efficacy concerns; our limited patents and patent rights; our failure to comply with our intellectual property license obligations; our infringement of third party patents and challenges to our patents or rights; our failure to comply with regulatory requirements; our failure to report adverse medical events related to our products; legislative or regulatory changes; the volatility of our stock price; our status as an “emerging growth company,” as defined in the JOBS Act; the potential for dilution if we sell shares of our common stock in future financings; the significant control over our business by our principal stockholders and management; the potential that a significant portion of our total outstanding shares could be sold into the market in the near future; effects of anti-takeover provisions in our charter documents and under Delaware law; and our intention not to pay dividends. These and other important factors discussed under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, , and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

***

Contacts:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)

jdrumm@tiberend.com; (212) 375-2664

Andrew Mielach (media)

amielach@tiberend.com; (212) 375-2694

ARATANA THERAPEUTICS, INC.

STATEMENT OF OPERATIONS

(unaudited in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue	$—	$—	$—	$—
Operating expenses
Research and development	3,234	1,658	7,817	5,338
General and administrative	1,427	1,065	3,911	2,186

Total operating expenses	4,661	2,723	11,728	7,524

Loss from operations	(4,661)	(2,723)	(11,728)	(7,524)
Other income (expense)
Interest income	26	5	51	12
Interest expense	(80)	—	(182)	—
Other income	44	81	455	81

Total other income (expense)	(10)	86	324	93

Net loss and comprehensive loss	$(4,671)	$(2,637)	$(11,404)	$(7,431)
Unaccreted dividends on convertible preferred stock	—	(527)	—	(1,493)

Net loss attributable to common stockholders	$(4,671)	$(3,164)	$(11,404)	$(8,924)

Net loss per share attributable to common stockholders basic and diluted	$(0.22)	$(9.64)	$(1.50)	$(28.79)
Weighted average shares outstanding, basic and diluted (1)	20,806,352	328,101	7,601,388	309,994

(1)	All per share amounts and Aratana shares outstanding for all periods reflect the 1-for-1.662 reverse stock split, which was effective May 22, 2013.

ARATANA THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(unaudited in thousands, except per share amounts)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$46,169	$13,973
Short-term marketable securities	6,137	6,382
Receivable from stockholder	—	650
Prepaid expenses and other current assets	305	25

Total current assets	52,611	21,030
Property and equipment, net	21	19
Restricted cash	—	141
Other long-term assets	36	32

Total assets	$52,668	$21,222

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$816	$761
Accrued expenses	1,658	1,361
Current portion loan payable	1,250	—
Deferred income	800	800
Other current liabilities	530	562

Total current liabilities	5,054	3,484
Loan payable	3,691	—
Other long-term liabilities	87	96

Total liabilities	8,832	3,580

Total stockholders’ deficit	43,836	(21,555)

Total liabilities stockholders’ equity	$52,668	$21,222